EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Quarterly revenues of $1.2 billion, $23.5 million net income
  Class 8 new truck sales significantly outpace U. S. retail market
  Third quarter absorption ratio climbs to 120.2%

SAN ANTONIO, Texas, Oct. 21, 2014 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended September 30, 2014, the Company's net income was $23.5 million, or $0.57 per diluted share, compared with net income of $15.2 million, or $0.37 per diluted share, in the quarter ended September 30, 2013.

"The positive impact of continued moderate freight growth and economic improvement in the third quarter contributed to the Company achieving another quarter of record performance in total revenues, net income, Class 8 new truck sales and market share, aftermarket sales and absorption," said W. M. "Rusty" Rush, Chairman, CEO and President of Rush Enterprises, Inc. "We also continued to 'integrate and execute' across the network in areas of asset management, process standardization and customer service consistency, while expanding our portfolio of solutions to help drive efficiencies for our customers."

"I remain extremely proud of our dedicated and hard-working family of employees across all our businesses, and am grateful for their contribution to the Company's record-setting performance."

Operations

Aftermarket Solutions

Aftermarket services remained strong and accounted for approximately 63% of the Company's total gross profits in the third quarter of 2014. Third quarter parts, service and body shop revenues increased by 32.3% as compared to the third quarter of 2013 and contributed to a quarterly absorption ratio of 120.2%.

"Continued repair and maintenance of aged vehicles, increased activity in pre-delivery inspection and vehicle modifications resulting from new truck sales, and service support for a broad range of market segments continued to drive our strong aftermarket services revenues this quarter," said Rush.

"Efforts to incorporate consistent operating standards into our customer-focused service culture and our ability to offer a range of unique solutions such as Rapid Parts call centers, mobile services and natural gas service also continued to positively impact aftermarket revenues," Rush added.

"We expect aftermarket sales to remain strong through the remainder of 2014 and into 2015; however, we continue to monitor the price of oil and its potential impact on activity in the energy sector going forward," explained Rush.

Truck Sales

In the third quarter of 2014 Rush's Class 8 retail sales accounted for a record 7.4% of the U.S. market and increased by 68% over the third quarter of 2013, significantly outpacing U.S. Class 8 retail sales, which increased by 20% over the same time period. Rush's Class 4-7 medium-duty sales, which accounted for 4.8% of the total U.S. market in the third quarter of 2014, increased 7% over the third quarter of 2013.

"The positive trend in our new Class 8 truck sales that began in spring continued throughout the third quarter. Large fleets continued to replace aged vehicles to improve uptime, capitalize on gains in fuel efficiency, and appeal to a wider pool of potential drivers. Stock truck sales also rose as demand from small and mid-size fleets operating in vocational segments continued. We also saw significant mixer equipment order intake and deliveries this quarter to support construction," said Rush.

"Our third quarter Class 4-7 truck sales accounted for the second largest quarterly sales volume in the Company's history. We believe this was a direct result of our investment in a large inventory of ready-to-roll equipment, which allows us to meet the immediate demands of vocational customers, particularly those in construction, and will continue to differentiate us as lead times from medium-duty truck manufacturers lengthen," Rush continued.

"Increased new truck sales and incremental volume from our Navistar acquisitions also contributed to our truck sales performance this quarter. We continue to be pleased with the overall performance of our recently acquired Navistar dealerships and continue to evaluate opportunities to expand our network of Rush Truck Centers," added Rush.

ACT Research increased its forecast of U. S. Class 8 retail sales to 227,100 units in 2014, up 21% over 2013 and forecasts U. S. Class 4-7 retail sales to be at 196,300 units in 2014, up 9% over last year.

"We expect demand for Class 8 trucks will remain strong as fleets continue to upgrade to new equipment, but expect fleet expansion will be moderated by the continued shortage of drivers. We also expect Class 4-7 new truck sales to remain strong," Rush explained.

Financial Highlights

In the third quarter of 2014, the Company's gross revenues totaled $1,241.0 million, a 35.9% increase compared to gross revenues of $913.1 million reported for the third quarter of 2013.

Aftermarket services revenue was $340.6 million in the third quarter of 2014, compared to $257.5 million in the third quarter of 2013. The Company delivered 4,384 new heavy-duty trucks, 2,587 new medium-duty commercial vehicles, 377 new light-duty commercial vehicles and 1,956 used commercial vehicles during the third quarter of 2014, compared to 2,605 new heavy-duty trucks, 2,421 new medium-duty commercial vehicles, 515 new light-duty commercial vehicles and 1,635 used commercial vehicles during the third quarter of 2013.

"We are extremely pleased with our performance this quarter and remain optimistic about industry and economic conditions for the remainder of this year and into 2015. We continue to implement our accelerated business system rollout as planned, make progress on investments in new facility construction and renovations and are working to expand our solutions capabilities," concluded Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Wednesday, October 22, 2014, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 10, 2015. Listen to the audio replay until October 29, 2014, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 15516053.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's expectations about future revenue, cash flow and cash position, implementation of our business operating system and statements about the addition of new locations are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 144,728	$ 217,305
Accounts receivable, net	161,315	103,293
Inventories, net	928,802	802,220
Prepaid expenses and other	8,419	14,341
Deferred income taxes, net	16,929	16,277
Total current assets	1,260,193	1,153,436
Investments	6,812	6,628
Property and equipment, net	874,160	739,663
Goodwill, net	263,071	215,464
Other assets, net	52,376	52,607
Total assets	$ 2,456,612	$ 2,167,798

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 722,148	$ 593,649
Current maturities of long-term debt	140,751	97,243
Current maturities of capital lease obligations	9,672	10,268
Trade accounts payable	126,275	100,375
Customer deposits	24,836	58,319
Accrued expenses	111,188	69,321
Total current liabilities	1,134,870	929,175
Long-term debt, net of current maturities	411,161	385,538
Capital lease obligations, net of current maturities	34,357	35,199
Other long-term liabilities	4,639	4,683
Deferred income taxes, net	132,807	147,822
Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2014 and 2013	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 29,850,692 class A shares and 10,075,204 class B shares outstanding in 2014; and 28,910,505 class A shares and 10,304,518 class B shares outstanding in 2013	424	414
Additional paid-in capital	269,467	243,154
Treasury stock, at cost: 2,484,498 class B shares in 2014; and 2,194,519 class B shares in 2013	(39,639)	(30,821)
Retained earnings	509,166	453,836
Accumulated other comprehensive loss, net of tax	(640)	(1,202)
Total shareholders' equity	738,778	665,381
Total liabilities and shareholders' equity	$ 2,456,612	$ 2,167,798

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
New and used truck sales	$ 846,256	$ 615,616	$ 2,244,447	$ 1,613,420
Parts and service	340,632	257,512	980,588	731,919
Lease and rental	45,114	32,668	130,160	94,166
Finance and insurance	5,227	4,333	14,559	11,304
Other	3,793	2,935	12,396	8,717
Total revenue	1,241,022	913,064	3,382,150	2,459,526
Cost of products sold:
New and used truck sales	787,952	573,657	2,084,945	1,499,384
Parts and service	216,067	161,209	626,786	459,371
Lease and rental	38,264	27,886	112,406	78,983
Total cost of products sold	1,042,283	762,752	2,824,137	2,037,738
Gross profit	198,739	150,312	558,013	421,788
Selling, general and administrative	148,238	114,863	431,943	335,597
Depreciation and amortization	9,488	7,569	27,483	21,938
Gain (loss) on sale of assets	5	(10)	109	19
Operating income	41,018	27,870	98,696	64,272
Interest expense, net	2,689	2,781	8,363	7,774
Income before taxes	38,329	25,089	90,333	56,498
Provision for income taxes	14,851	9,910	35,003	22,140
Net income	$ 23,478	$ 15,179	$ 55,330	$ 34,358

Earnings per common share :
Basic	$ .59	$ .38	$ 1.39	$ .87
Diluted	$ .57	$ .37	$ 1.36	$ .85

Weighted average shares outstanding:
Basic	40,008	39,558	39,700	39,411
Diluted	41,091	40,623	40,820	40,492

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	September 30, 2014	September 30, 2013
New heavy-duty vehicles	$ 561,556	$ 348,149
New medium-duty vehicles (including bus sales revenue)	185,428	181,230
New light-duty vehicles	14,899	17,218
Used vehicles	82,058	64,425
Other vehicles	2,315	4,594

Absorption Ratio	120.2%	114.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships, and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	September 30, 2014	September 30, 2013
Floor plan notes payable	$ 722,148	$ 588,370
Current maturities of long-term debt	140,751	84,734
Current maturities of capital lease obligations	9,672	9,817
LONG-TERM DEBT, net of current maturities	411,161	362,430
CAPITAL LEASE OBLIGATIONS, net of current maturities	34,357	35,817
Total Debt (GAAP)	1,318,089	1,081,168
Adjustments:
Debt related to lease & rental fleet	(490,525)	(374,675)
Floor plan notes payable	(722,148)	(588,370)
Adjusted Total Debt (Non-GAAP)	105,416	118,123
Adjustments:
Cash and cash equivalents	(144,728)	(166,260)
Adjusted Net Debt (Non-GAAP)	$ (39,312)	$ (48,137)

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	September 30, 2014	September 30, 2013
Net Income (GAAP)	$ 70,189	$ 48,576
Provision for income taxes	44,707	30,226
Interest expense	11,282	10,709
Depreciation and amortization	35,470	28,692
(Gain) on sale of assets	(95)	(59)
EBITDA (Non-GAAP)	161,553	118,144
Adjustments:
Interest expense associated with FPNP	(8,285)	(6,822)
W. Marvin Rush retirement payment accrual	−	10,777
Adjusted EBITDA (Non-GAAP)	$ 153,268	$ 122,099

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	September 30, 2014	September 30, 2013
Net cash provided by operations (GAAP)	$ 182,277	$ 208,160
Acquisition of property and equipment	(250,521)	(164,121)
Free cash flow (Non-GAAP)	(68,244)	44,039
Adjustments:
Draws (payments) on floor plan financing, net	112,317	(2,853)
Proceeds from L&RFD	203,097	154,319
Debt proceeds related to business acquisitions	(51,001)	(74,672)
Principal payments on L&RFD	(107,304)	(85,302)
Non-maintenance capital expenditures	50,211	49,294
Adjusted Free Cash Flow (Non-GAAP)	$ 139,076	$ 84,825

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the SAP enterprise software) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated Statement of Cash Flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	September 30, 2014	September 30, 2013
Total Shareholders' equity (GAAP)	$ 738,778	$ 655,596
Adjusted net debt (Non-GAAP)	(39,312)	(48,137)
Adjusted Invested Capital (Non-GAAP)	$ 699,466	$ 607,459

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226